CERTIFICATE OF AMENDMENT

OF

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HANCOCK JAFFE LABORATORIES, INC.

a Delaware corporation

Hancock Jaffe Laboratories, Inc., a Delaware corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendments to the Third Amended and Restated Certificate of Incorporation of the Corporation filed with the Delaware Secretary of State on June 6, 2017 (the “Certificate of Incorporation”), directing that said amendment be submitted to the stockholders of the Corporation for consideration. The resolutions setting forth the proposed amendments are as follows:

RESOLVED FURTHER, that after the first sentence in Article FOURTH of the Certificate of Incorporation, the following sentences be added to read as follows:

“Upon the filing and effectiveness (the “Effective Time”) of this Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation with the Delaware Secretary of State, every two (2) issued and outstanding shares of Common Stock (including each share of treasury stock, if any) shall without further action by this Corporation or the holder thereof be reclassified as and reduced to one (1) share of Common Stock (the “Reverse Stock Split”). The number of authorized shares of Common stock of the Corporation and the par value of the Common Stock shall remain as set forth in this Third Amended and Restated Certificate of Incorporation, as amended.”

RESOLVED FURTHER, that paragraph (C)(1) of Article FOURTH of the Certificate of Incorporation be amended in its entirety to read as follows:

“1. Dividends. From and after the date of the issuance of any shares of Series A Preferred Stock, dividends at the rate per annum of eight percent (8%) of the original purchase price of the Series A Preferred Stock from the Corporation shall accrue on such shares of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock) (the “Accruing Dividends”), payable in cash or in shares of Series A Preferred Stock or Common Stock at the option of the Corporation. Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided, however, that except as set forth in the following sentence of this Section 1 or in Section 2.1, Section 4.1.1 or Section 6, such Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors and the Corporation shall be under no obligation to pay such Accruing Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock provided such is also paid simultaneously to all holders of the Series A Preferred Stock on an “as converted basis”) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series A Preferred Stock then outstanding shall each first or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to the greater of (i) the amount of the aggregate Accruing Dividends then accrued on such share of Series A Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series A Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series A Original Issue Price (as defined below); provided that if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series A Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A Preferred Stock dividend. The “Series A Original Issue Price” shall mean $5.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock.”

RESOLVED FURTHER, that paragraph (C)(4.1.1) of Article FOURTH of the Certificate of Incorporation be amended in its entirety to read as follows:

“4.1.1 Conversion Ratio. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Series A Original Issue Price, plus all unpaid Accruing Dividends, by the Series A Conversion Price (as defined below) in effect at the time of conversion except that if a conversion is the result of a IPO Mandatory Conversion (as defined in Section 5.1 hereof) then the Series A Conversion Price shall be the lower of (i) $4.30 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization but not subject to adjustment for the Reverse Stock Split), and (ii) the Series A Conversion Price, in both cases as adjusted pursuant to Section 4.4. The “Series A Conversion Price” shall initially be equal to the Series A Original Issue Price. Such initial Series A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.”

RESOLVED FURTHER, that paragraph (C)(4.4.1(d)) of Article FOURTH of the Certificate of Incorporation be amended to add a new subsection (ix) to read as follows:

“(ix) shares of Common Stock issued upon the Corporation’s initial underwritten public offering under the Securities Act of 1933, as amended.”

RESOLVED FURTHER, that paragraph (C)(6) of Article FOURTH of the Certificate of Incorporation be amended to amend the last sentence of the paragraph to read as follows:

“Such Principal Cash Distribution shall survive any general distributions, dividend payments, conversion of Series A Preferred Stock to Common Stock, sale, transfer and/or disposition of any Series A Preferred Stock, changes in the capital stock structure of Corporation from the time of original purchase of Series A Preferred Stock; by class or otherwise, merger, amalgamation, reorganization, consolidation, funding or any other transaction involving any class of stock of the Corporation; provided, however, that the Principal Cash Distribution shall terminate upon an IPO Mandatory Conversion.”

SECOND: That thereafter, the holders of the necessary number of shares of capital stock of the Corporation gave their written consent in favor of the foregoing amendments in accordance with the provisions of Section 228 of the Delaware General Corporation Law.

THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law of the State of Delaware.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, Hancock Jaffe Laboratories, Inc. has caused this Certificate of Amendment to be signed this 14th day of December, 2017.

/s/ Benedict Broennimann, M.D.
Co-Chief Executive Officer

/s/ Steven A. Cantor
Co-Chief Executive Officer